Exhibit 99.1


                               September 30, 2005


Mark W. Oppegard
President & Chief Executive Officer
NBC Holdings Corp.
4700 South 19th Street
Lincoln, NE  68501-0529

Re: Issuance of certain "Mirror Options" by NBC Acquisition Corp.
    (the "Company") to NBC Holdings Corp. ("Holdings")

Dear Mark:

         In accordance with the understandings reached by the Company and Holdings upon the creation of Holdings' 2004 Option Plan (the "Plan"), and for good and valuable consideration received, the Company hereby confirms its agreement with Holdings that with respect to each option (a "Holdings Option") to purchase shares of Holdings' common stock, $0.001 par value per share, granted by Holdings under the Plan to Eligible Employees (as defined in the Plan) prior to the date hereof, it has granted to Holdings an option to purchase an equivalent number of shares of the Company's common stock, $0.01 par value per share (each such option an "Acquisition Option"), for the same purchase price per share and with effect on the original grant date of the related Holdings Option, and that upon each and every grant of a Holdings Option to an Eligible Employee on or after the date hereof the Company will grant Holdings on that same date an Acquisition Option for the same number of shares and with the same exercise price. Notwithstanding anything to the contrary in the Plan or otherwise, each Acquisition Option (A) may be exercised only upon the exercise of the related Holdings Option, for the same number of shares as such Holdings Option is exercised, and for the same consideration paid upon the exercise of such Holdings Option, (B) shall terminate without exercise upon the termination of the related Holdings Option without exercise, and (C) shall otherwise be on the same terms as the related Holdings Option.

                                           Very truly yours,

                                           NBC ACQUISITION CORP.



                                           By:  /s/ Alan G. Siemek
                                           --------------------------------
                                           Name: Alan G. Siemek
                                           Title: Treasurer


ACKNOWLEDGED AND AGREED:


NBC HOLDINGS CORP.


By:  /s/ Mark W. Oppegard
-------------------------------------
Name: Mark W. Oppegard
Title: President & Chief Executive Officer